Exhibit 3

CannaVEST Corp.
Stock Option Grant Notice
Amended and Restated 2013 Equity Incentive Plan

FOR GOOD AND VALUABLE CONSIDERATION, CannaVEST Corp. (the “Company”) hereby grants to the Optionee named below, a stock option (the “Option”) to purchase any part or all of the specified number of shares of its Common Stock (“Option Shares”), upon the terms and subject to the conditions set forth in this Stock Option Grant Notice (the “Grant Notice”), at the specified purchase price per share without commission or other charge. The Option is granted pursuant to the Company’s Amended and Restated 2013 Equity Incentive Plan (the “Plan”) and the Stock Option Agreement (the “Option Agreement”), promulgated under the Plan and in effect as of the date of this Grant Notice.

Optionee:	Michael Mona, Jr.
Date of Grant:	December 28, 2015
Vesting Commencement Date:	December 28, 2015
Number of Option Shares:	530,000
Exercise Price (Per Share):	$0.155
Total Exercise Price:	$82,150.00
Expiration Date:	Ten years after Date of Grant

Type of Grant:     ☒ Incentive Stock Option1     ☐ Nonstatutory Stock Option

Exercise Schedule:     ☒ Same as Vesting Schedule     ☐ Early Exercise Permitted

Vesting Schedule: The Option Shares are fully vested on the Date of Grant.

Payment: By one or a combination of the following items (described in the Plan):

☒	By cash or check

☐	By net exercise, if the Company has established procedures for net exercise

Additional Terms/Acknowledgements: The undersigned Optionee acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice, the Option Agreement, and the Plan.

Further, by their signatures below, the Company and the Optionee agree that the Option is governed by this Grant Notice and by the provisions of the Plan and Option Agreement, both of which are attached to and made a part of this Grant Notice. Optionee acknowledges receipt of copies of the Plan and the Option Agreement, represents that the Optionee has read and is familiar with their provisions, and hereby accepts the Option subject to all of their terms and conditions. Optionee further acknowledges that, as of the Date of Grant, this Grant Notice, the Option Agreement and the Plan set forth the entire understanding between Optionee and the Company regarding the acquisition of stock in the Company and supersede all prior oral and written agreements on that subject, with the exception of options previously granted under the Plan.

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CannaVEST Corp. By:/s/ Joseph Dowling Joseph Dowling, Chief Financial Officer Date: December 28, 2015	Optionee: Michael Mona, Jr. /s/ Michael Mona, Jr. Signature Date: December 28, 2015

Attachments: (I) Option Agreement; (II) Amended and Restated 2013 Equity Incentive Plan; and (III) Notice of Exercise

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Attachment I

Option Agreement

Incorporated by reference from an exhibit to the Company’s Form S-8 filed on October 6, 2014.

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Attachment II

Amended and Restated 2013 Equity Incentive Plan

Incorporated by reference from an appendix to the Company’s Proxy Statement on Schedule 14A filed on November 6, 2015.

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Attachment III

Notice Of Exercise

CannaVEST Corp.

2688 South Rainbow Blvd.

Suite B

Las Vegas, Nevada 89146

Date of Exercise: _______________

Ladies and Gentlemen:

This constitutes notice under my stock option that I elect to purchase the number of shares for the price set forth below.

Type of option (check one):	Incentive ☒	Nonstatutory ☐
Stock option dated:	_______________	_______________
Number of shares as to which option is exercised:	_______________	_______________
Certificates to be issued in name of:	_______________	_______________
Total exercise price:	$______________	$______________
Cash or check payment delivered herewith:	$______________	$______________

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the Amended and Restated 2013 Equity Incentive Plan, (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option, and (iii) if this exercise relates to an incentive stock option, to notify you in writing within fifteen (15) days after the date of any disposition of any of the shares of Common Stock (the “Shares”) issued upon exercise of this option that occurs within two (2) years after the date of grant of this option or within one (1) year after such shares of Common Stock are issued upon exercise of this option.

I acknowledge that all certificates representing any of the Shares subject to the provisions of the Option shall have endorsed thereon appropriate legends reflecting restrictions pursuant to the Option Agreement, the Company’s Certificate of Incorporation, Bylaws and/or applicable securities laws.

Very truly yours,

______________________________

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